Exhibit 99.1

Power Solutions International, Inc.	201 Mittel Drive Wood Dale, Illinois 60191 www.psiengines.com

Power Solutions International Announces Fourth Quarter

and Full Year 2020 Financial Results

Company Expects Improved Results in 2021 To Be Driven

By Increased Sales Across All End Markets

WOOD DALE, Ill., March 30, 2021 — Power Solutions International, Inc. (“the Company”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced fourth quarter and full year 2020 financial results.

Fourth Quarter 2020 Financial Results

The COVID-19 pandemic has resulted in the implementation of significant governmental measures to control the spread of the virus, including quarantines, travel restrictions, business shutdowns and restrictions on the movement of people in the United States and abroad, and the related decline in oil demand. The Company has experienced an overall reduction in demand for its products which is, in part, attributable to the impact of the COVID-19 pandemic. This reduction in demand has adversely impacted the Company’s financial results for the fourth quarter and twelve months ended December 31, 2020. Additionally, the Company’s fourth quarter and full year 2020 financial results comparisons were impacted by the inclusion of approximately $30 million of sales associated with the shipment of certain engines within the transportation end market at the request of one of the Company’s customers during the fourth quarter of 2019, which impacted sales volume in 2020.

Sales for the fourth quarter of 2020 were $105.0 million, a decrease of $48.1 million, or 31%, versus the comparable period last year. The sales decrease is comprised of declines of $24.8 million, $19.0 million, and $4.3 million in the energy, transportation and industrial end markets, respectively. Lower energy end market sales were driven by decreased demand for the Company’s power generation products, especially for demand response products and those used within the oil and gas industry. The decrease in transportation end market sales was primarily due to lower medium duty truck market business, mostly in relation to the aforementioned inclusion of $30 million of sales in the fourth quarter of 2019, which impacted the comparison versus 2020. Lower transportation end market sales were partly offset by higher sales in the school bus market. The decreased sales within the industrial end market reflect lower demand for products used across various applications, with the largest decrease attributable to those products used in the material handling/forklift markets.

Gross profit decreased by $10.9 million, or 37%, in the fourth quarter of 2020 compared to the same period last year. Gross margin in the fourth quarter of 2020 was 17.9% versus 19.4% last year, primarily due to unfavorable product mix and the impact of lower sales, partly mitigated by lower warranty expenses, cost savings driven by reductions in the production facility workforce and other actions, and favorable tariff costs, among other items. For the fourth quarter of 2020, warranty costs were $1.3 million (net of supplier recoveries of $2.9 million), including a $0.1 million benefit for adjustments to preexisting warranties, a decrease of $1.4 million compared to warranty costs of $2.6 million for the three months ended December 31, 2019. There were no adjustments to preexisting warranties and no benefit recognized for supplier recoveries in the fourth quarter of 2019.

Operating expenses increased by $0.5 million, or 3%, versus the comparable period in 2019, mostly attributable to higher legal costs related to the Company’s indemnification obligations of former officers and employees as a result of the exhaustion of its directors’ and officers’ insurance during the early part of 2020 and for costs related to the potential settlement of other legal matters. Partly offsetting the increase were lower financial reporting costs and the impact of temporary cost savings actions, among other items.

Net loss was $3.1 million, or a loss of $0.13 per share, versus net income of $8.1 million, or $0.35 per share for the comparable prior year period. Adjusted net income was $1.1 million, or Adjusted earnings per share of $0.05, versus Adjusted net income of $11.6 million, or Adjusted earnings per share of $0.51 for the fourth quarter of 2019. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $4.7 million compared to Adjusted EBITDA of $15.8 million for the fourth quarter of 2019.

See “Non-GAAP Financial Measures” below for the Company’s definition of total Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA and Adjusted EBITDA and the financial tables that accompany this release for reconciliations of these measures to their closest comparable GAAP measures.

Full Year 2020 Financial Results

For 2020, net sales of $417.6 million decreased $128.4 million, or 24%, compared to 2019, as a result of sales decreases of $73.5 million, $49.1 million, and $5.9 million in the energy, industrial, and transportation end markets, respectively. Gross margin was 14.0% and 18.3% during 2020 and 2019, respectively. Gross profit decreased during 2020 by $41.4 million compared to 2019, while operating expenses decreased by $2.5 million as compared to 2019. Interest expense decreased by $2.2 million in 2020 versus 2019. The Company recognized a loss of $1.4 million in 2019 as a result of the change in the value of the Weichai Warrant including the impact of the exercise in the second quarter of 2019, as compared to no impact in 2020. Also, the Company recorded an income tax benefit of $3.7 million for 2020 versus income tax expense of $0.4 million for 2019. Collectively, these factors contributed to a $31.2 million decline in net income, which totaled a net loss of $23.0 million in 2020 compared to net income of $8.2 million in 2019. Diluted loss per share was $1.00 in the 2020 period compared to diluted earnings per share of $0.38 in 2019. Adjusted net loss, which excludes certain items described below that the Company believes are not indicative of its ongoing operating performance, was $11.1 million in 2020 compared to Adjusted net income of $28.1 million in 2019. Adjusted loss per share was

$0.48 in 2020 compared to Adjusted earnings per share of $1.30 in 2019. Adjusted EBITDA was $3.0 million in 2020 compared to Adjusted EBITDA of $45.2 million in 2019. Adjusted net loss (income), Adjusted loss (earnings) per share and Adjusted EBITDA are non-GAAP financial measures.

Debt and Liquidity

The Company’s total debt was approximately $131 million at December 31, 2020, while cash and cash equivalents were approximately $21 million. These amounts reflect the net impact of customer prepayments of approximately $9 million. The Company’s fully-drawn, $130 million credit agreement with Standard Chartered Bank (the “Credit Agreement”) included certain financial covenants, including a minimum EBITDA threshold and an interest coverage ratio as further defined in the Credit Agreement. For the three months ended December 31, 2020, the Company was in compliance with these financial covenants. As announced on March 26, 2021, PSI entered into an uncommitted amended and restated $130 million Credit Agreement with Standard Chartered Bank (the “amended Credit Agreement”), which among other items, extended the maturity date to the earlier of March 25, 2022, or the demand of Standard Chartered.

In connection with the execution of the amended Credit Agreement, the Company also entered into an amended and restated shareholder’s loan agreement originally executed with its majority stockholder, Weichai America Corp. in December 2020 (the “First Amended and Restated Shareholder’s Loan Agreement”). The First Amended and Restated Shareholder’s Loan Agreement provides the Company with access of up to $130 million of credit solely for purposes of repaying outstanding borrowings under the amended Credit Agreement. The First Amended and Restated Shareholder’s Loan Agreement expires on April 25, 2022.

With these agreements in place, the Company continues to work with its strategic partner and majority stockholder, Weichai, to explore longer term financing options with its current and other lenders.

Outlook for 2021

The Company expects its sales for the full year of 2021 to be at least 15 percent above 2020 levels as a result of anticipated growth across all of its end markets. The growth is projected to occur in the second, third and fourth quarters of 2021, as compared to the corresponding 2020 quarters. Additionally, profitability is expected to improve during 2021 on a year-over-year basis. Notwithstanding this positive outlook, which is being driven in part by expectations for improved economic conditions within the United States and across various of the Company’s markets, the Company cautions that significant uncertainty still remains as a result of the ongoing COVID-19 pandemic.

Management Comments

Lance Arnett, chief executive officer, commented, “I would like to commend our employees for their considerable resilience during 2020 as we continued to serve our customers in the midst of a difficult environment due to the COVID-19 pandemic. Despite the continuation of challenging conditions across certain areas of our business in the back half of 2020, we saw improved financial results in the second half as compared to the first half, which contributed to positive Adjusted EBITDA for the year. Also, with approximately $21 million of cash, we ended the year with a healthy cash position on our balance sheet.”

“During 2020 we continued to make significant strides in our commercial sales activities and enter 2021 with a broadened product portfolio and a robust funnel of prospective business to support our long-term growth plans. As we look to 2021, we are encouraged by several positive indicators, which are supportive of our expectations for stronger financial results during the year.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the energy, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. In addition, PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would,” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are subject to a number of risks, uncertainties, and assumptions that may cause actual results, performance or achievements to be materially different from those expressed in, or implied by, such statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: the impact of the ongoing COVID-19 pandemic could have on the Company’s business and financial results; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; risks related to complying with the terms and conditions of the settlements with the Securities and Exchange Commission (the “SEC”) and the United States Attorney’s Office for the Northern District of Illinois (the “USAO”); variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the internal control matters; the Company’s obligations to indemnify past and present directors and officers and certain current and former employees with respect to the investigations conducted by the SEC and the criminal division of the USAO, which will be funded by the Company with its existing cash resources due to the exhaustion of its historical primary directors’ and officers’ insurance coverage; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports from China on the Company’s supply chain; any delays and challenges in recruiting key employees consistent with the Company’s plans; any negative impacts from delisting of the Company’s Common Stock from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the Company’s subsequent filings with the SEC.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

+1 (630) 451-5402

Philip.Kranz@psiengines.com

Results of operations for the three months and year ended December 31, 2020 compared with the three months and year ended December 31, 2019 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended December 31,				For the Year Ended December 31,
	2020	2019	Change	% Change	2020	2019	Change	% Change
Net sales	$105,036	$153,093	$(48,057)	(31)%	$417,639	$546,076	$(128,437)	(24)%
Cost of sales	86,248	123,395	(37,147)	(30)%	359,191	446,188	(86,997)	(19)%

Gross profit	18,788	29,698	(10,910)	(37)%	58,448	99,888	(41,440)	(41)%
Gross margin %	17.9%	19.4%	(1.5)%		14.0%	18.3%	(4.3)%
Operating expenses:
Research, development and engineering expenses	6,254	6,237	17	—%	25,375	24,932	443	2%
Research, development and engineering expenses as a % of sales	6.0%	4.1%	1.9%		6.1%	4.6%	1.5%
Selling, general and administrative expenses	13,310	12,639	671	5%	51,744	54,115	(2,371)	(4)%
Selling, general and administrative expenses as a % of sales	12.7%	8.3%	4.4%		12.4%	9.9%	2.5%
Amortization of intangible assets	763	909	(146)	(16)%	3,053	3,638	(585)	(16)%

Total operating expenses	20,327	19,785	542	3%	80,172	82,685	(2,513)	(3)%

Operating (loss) income	(1,539)	9,913	(11,452)	(116)	(21,724)	17,203	(38,927)	NM
Other expense, net:
Interest expense	1,503	1,715	(212)	(12)%	5,714	7,871	(2,157)	(27)%
Loss from change in value and exercise of warrants	—	—	—	—%	—	1,352	(1,352)	(100)%
Loss on debt extinguishment and modifications	—	—	—	—%	497	—	497	—%
Other income, net	(38)	(151)	113	(75)%	(1,240)	(677)	(563)	83%

Total other expense, net	1,465	1,564	(99)	(6)%	4,971	8,546	(3,575)	(42)%

(Loss) income before income taxes	(3,004)	8,349	(11,353)	(136)	(26,695)	8,657	(35,352)	NM
Income tax expense (benefit)	59	273	(214)	(78)%	(3,713)	409	(4,122)	NM

Net (loss) income	$(3,063)	$8,076	$(11,139)	(138)	$(22,982)	$8,248	$(31,230)	NM

(Loss) earnings per common share:
Basic	$(0.13)	$0.35	$(0.48)	(137)	$(1.00)	$0.38	$(1.38)	NM
Diluted	$(0.13)	$0.35	$(0.48)	(137)	$(1.00)	$0.38	$(1.38)	NM
Non-GAAP Financial Measures:
Adjusted net income (loss) *	$1,105	$11,610	$(10,505)	(90)%	$(11,091)	$28,112	$(39,203)	(139)%
Adjusted earnings (loss) per share – diluted *	$0.05	$0.51	$(0.46)	(90)%	$(0.48)	$1.30	$(1.78)	(137)%
EBITDA*	$487	$12,259	$(11,772)	(96)%	$(12,781)	$25,327	$(38,108)	(150)%
Adjusted EBITDA *	$4,655	$15,793	$(11,138)	(71)%	$3,015	$45,191	$(42,176)	(93)%

NM=Not meaningful; * See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par values)	As of December 31, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$20,968	$3
Restricted cash	3,299	—
Accounts receivable, net of allowances of $3,701 and $3,561 as of December 31, 2020 and December 31, 2019, respectively	60,148	104,515
Income tax receivable	3,708	1,055
Inventories, net	108,213	108,839
Prepaid expenses and other current assets	6,351	8,110

Total current assets	202,687	222,522

Property, plant and equipment, net	20,181	23,194
Intangible assets, net	10,319	13,372
Goodwill	29,835	29,835
Other noncurrent assets	20,955	24,749

TOTAL ASSETS	$283,977	$313,672

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,547	$75,835
Current maturities of long-term debt	310	195
Revolving line of credit	130,000	39,527
Other accrued liabilities	77,619	66,030

Total current liabilities	239,476	181,587

Deferred income taxes	886	1,105
Long-term debt, net of current maturities	781	55,657
Noncurrent contract liabilities	3,181	17,998
Other noncurrent liabilities	33,556	28,828

TOTAL LIABILITIES	$277,880	$285,175

STOCKHOLDERS’ EQUITY
Preferred stock – $0.001 par value. Shares authorized: 5,000. No shares issued and outstanding at all dates.	$—	$—
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 and 23,117 shares issued; 22,892 and 22,857 shares outstanding at December 31, 2020 and December 31, 2019, respectively	23	23
Additional paid-in capital	157,262	156,727
Accumulated deficit	(149,894)	(126,912)
Treasury stock, at cost, 225 and 260 shares at December 31, 2020 and December 31, 2019, respectively	(1,294)	(1,341)

TOTAL STOCKHOLDERS’ EQUITY	6,097	28,497

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$283,977	$313,672

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Cash (used in) provided by operating activities
Net (loss) income	$(3,063)	$8,076	$(22,982)	$8,248
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Amortization of intangible assets	763	909	3,053	3,638
Depreciation	1,225	1,286	5,147	5,161
Change in value and exercise of warrants	—	—	—	1,352
Stock-based compensation expense	125	147	607	1,248
Amortization of financing fees	492	153	1,594	698
Deferred income taxes	47	487	(1,452)	457
Loss on extinguishment of debt	—	—	497	—
Other adjustments, net	52	84	(209)	277
Changes in operating assets and liabilities:
Accounts receivable, net	(7,472)	(27,308)	44,611	(18,095)
Inventory, net	20,460	5,636	(382)	(3,977)
Prepaid expenses and other assets	9,320	10,228	3,958	17,125
Accounts payable	(13,679)	(9,873)	(44,161)	(9,494)
Accrued expenses	(5,466)	7,686	11,106	13,948
Other noncurrent liabilities	(8,114)	1,524	(8,981)	(2,429)

Net cash (used in) provided by operating activities	(5,310)	(965)	(7,594)	18,157

Cash used in investing activities
Capital expenditures	(411)	(1,633)	(2,402)	(3,681)
Proceeds from corporate-owned life insurance	—	—	930	—
Other investing activities, net	53	10	60	23

Net cash used in investing activities	(358)	(1,623)	(1,412)	(3,658)

Cash (used in) provided by financing activities
Repayments of long-term debt and lease liabilities	(90)	(58)	(55,290)	(194)
Payments of deferred financing costs	—	(275)	(1,970)	(650)
Proceeds from revolving line of credit	—	149,515	180,298	544,146
Repayments of revolving line of credit	—	(146,744)	(89,826)	(559,232)
Proceeds from Weichai Warrant exercise	—	—	—	1,616
Other financing activities, net	(1)	152	58	(236)

Net cash (used in) provided by financing activities	(91)	2,590	33,270	(14,550)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(5,759)	2	24,264	(51)
Cash, cash equivalents, and restricted cash at beginning of the period	30,026	1	3	54

Cash, cash equivalents, and restricted cash at end of the period	$24,267	$3	$24,267	$3

Non-GAAP Financial Measures

In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Form 10-K for the year ended December 31, 2020. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income (loss)	Net (loss) income
Adjusted earnings (loss) per share	(Loss) earnings per common share – diluted
EBITDA	Net income (loss)
Adjusted EBITDA	Net income (loss)

The Company believes that Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income (loss) is defined as net income as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted earnings (loss) per share is a measure of the Company’s diluted net earnings (loss) per share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash and certain other items that do not reflect the ordinary earnings of the Company’s operations.

Adjusted net (loss) income, Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net (loss) income, Adjusted earnings (loss) per share, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net (loss) income to Adjusted net income (loss) for the three months and years ended December 31, 2020 and 2019 (UNAUDITED):

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Net (loss) income	$(3,063)	$8,076	$(22,982)	$8,248
Change in value of warrants [1]	—	—	—	1,352
Stock-based compensation [2]	125	147	607	988
Asset impairment charges [3]	—	1	—	1
Loss on debt extinguishment [4]	—	—	497	—
Key employee retention program [5]	—	(70)	—	422
Severance [6]	—	130	332	1,995
Incremental financial reporting [7]	—	1,991	1,783	8,783
Internal control remediation [8]	285	380	1,314	1,847
Governmental investigations and other legal matters [9]	3,758	955	12,193	4,476
Life insurance proceeds [10]	—	—	(930)	—
Discrete income tax items [11]	—	—	(3,905)	—

Adjusted net income (loss)	$1,105	$11,610	$(11,091)	$28,112

The following table presents a reconciliation from (Loss) earnings per common share - diluted to Adjusted earnings (loss) per share for the three months and years ended December 31, 2020 and 2019 (UNAUDITED):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
(Loss) earnings per common share – diluted	$(0.13)	$0.35	$(1.00)	$0.38
Changes in value of warrants [1]	—	—	—	0.06
Stock-based compensation [2]	0.01	0.01	0.03	0.05
Asset impairment charges [3]	—	—	—	—
Loss on debt extinguishment [4]	—	—	0.02	—
Key employee retention program [5]	—	(0.01)	—	0.02
Severance [6]	—	0.01	0.01	0.09
Incremental financial reporting [7]	—	0.09	0.08	0.41
Internal control remediation [8]	0.01	0.02	0.06	0.09
Governmental investigations and other legal matters [9]	0.16	0.04	0.53	0.20
Life insurance proceeds [10]	—	—	(0.04)	—
Discrete income tax items [11]	—	—	(0.17)	—

Adjusted earnings (loss) per share – diluted	$0.05	$0.51	$(0.48)	$1.30

Diluted shares (in thousands)	22,891	22,857	22,872	21,530

The following table presents a reconciliation from Net (loss) income to EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2020 and 2019 (UNAUDITED):

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Net (loss) income	$(3,063)	$8,076	$(22,982)	$8,248
Interest expense	1,503	1,715	5,714	7,871
Income tax expense (benefit)	59	273	(3,713)	409
Depreciation	1,225	1,286	5,147	5,161
Amortization of intangible assets	763	909	3,053	3,638

EBITDA	487	12,259	(12,781)	25,327
Change in value of warrants [1]	—	—	—	1,352
Stock-based compensation [2]	125	147	607	988
Asset impairment charges [3]	—	1	—	1
Loss on debt extinguishment [4]	—	—	497	—
Key employee retention program [5]	—	(70)	—	422
Severance [6]	—	130	332	1,995
Incremental financial reporting [7]	—	1,991	1,783	8,783
Internal control remediation [8]	285	380	1,314	1,847
Government investigations and other legal matters [9]	3,758	955	12,193	4,476
Life insurance proceeds [10]	—	—	(930)	—

Adjusted EBITDA	$4,655	$15,793	$3,015	$45,191

1.	Amounts consist of changes in the value, including the impact of the exercise in April 2019, of the Weichai Warrant.
2.	Amounts reflect non-cash stock-based compensation expense (amount for the year-ended December 31, 2019 excludes $0.3 million associated with the retention programs, see note 4 below).
3.	Amounts reflect immaterial assets removed from service in 2019.
4.

Amount represents the loss on the extinguishment of the Wells Fargo Credit Agreement and the Unsecured Senior Notes in April 2020 as further discussed in Note 6. Debt of Part II. Item 8. Financial Statements and Supplementary Data in the 2020 Form 10-K.

5.	Amount represents incremental compensation costs (including $0.3 million for the year-ended December 31, 2019 of stock-based compensation) incurred to provide retention benefits to certain employees.
6.	Amounts represent severance and other post-employment costs for certain former employees of the Company.
7.

Amounts represent professional services fees related to the Company’s efforts to restate prior period financial statements, prepare, audit and file delinquent financial statements with the SEC, as well as tax compliance matters impacted by the restatement of prior period financial statements. The amounts exclude $2.0 million and $1.2 million of recurring audit fees for the years ended December 31, 2020 and 2019, respectively, and $0.5 million and $0.1 million for the three months ended December 31, 2020 and 2019, respectively.

8.	Amounts represent professional services fees related to the Company’s efforts to remediate internal control material weaknesses including certain costs to upgrade IT systems.
9.

Amounts represent professional services fees and reserves primarily related to the recently settled SEC and USAO investigations of the Company and indemnification of certain former officers and employees. The Company is obligated to pay legal costs of certain former officers and employees in accordance with Company bylaws and certain indemnification agreements. As further discussed in Note 10. Commitments and Contingencies of Part II. Item 8. Financial Statements and Supplementary Data in the 2020 Form 10-K, the Company fully exhausted its historical primary directors’ and officers’ insurance coverage in connection with these matters during the first quarter of 2020. The amounts include $1.6 million and $7.1 million for three months ended and year ended December 31, 2020, respectively, related to indemnification of certain former officers and employees.

10.	Amount represents a life insurance payment to the Company related to the death of a former employee.
11.	Amount consists of the impact of the CARES Act and a change in the deferred tax liability related to an indefinite-lived intangible asset.